Exhibit 10(o)
AMENDMENT TO THE 2004 OMNIBUS STOCK AND INCENTIVE PLAN
FOR
DENBURY RESOURCES INC.
     Denbury Resources Inc., a Delaware corporation (the “Company”), having reserved the right under Section 22 of the 2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc., as amended (the “Plan”) to amend the Plan for any purpose, does hereby amend the Plan as set forth below, effective as of December 31, 2010, pursuant to authority granted in resolutions of the Compensation Committee of the Board of Directors of the Company, adopted during a meeting held on December 16, 2010, authorizing any amendments necessary to take advantage of the relief offered by IRS Notices 2010-6 and 2010-80 for the purposes of compliance with Internal Revenue Code Section 409A, and such other amendments as are necessary or advisable to clarify or correct provisions of the Plan as currently in effect. This Amendment shall be applicable to all awards granted under the Plan.
          1. Section 2(n) is hereby amended to read as follows: “Date of Grant” shall mean the later of the date on which the Committee takes formal action to grant an Award or the date specified as the Date of Grant in the Committee’s formal action, provided, in either case, that it is followed, as soon as reasonably practicable, by written notice to the Eligible Person receiving the Award.
          2. Section 2(rr) is hereby amended by the addition of the following at the end thereof: If an Award is subject to Code Section 409A, “Separation” shall mean “separation from service” as defined in Treasury Regulations issued under Code Section 409A whenever any payment or settlement of an Award conferred under this Plan is to be made upon Separation and is subject to such Code section. For such purposes, “separation from service” of an Employee shall be determined based upon a reduction in the bona fide level of services performed to a level equal to twenty percent (20%) or less of the average level of services performed by the Employee during the immediately preceding 36-month period.
          3. Section 2(ww) is hereby amended by revising the first parenthetical phrase therein to read as follows: (or indirectly through attribution under Section 424(d) of the Code).
          4. Section 5(c) is hereby amended by revising the second parenthetical phrase therein to read as follows: (as defined in Section 424 of the Code).
          5. Section 11(b) is hereby amended by revising the first parenthetical phrase therein to read as follows: (as defined in Treasury Regulation § 1.424-1(a)(3)).
          6. Section 17(d) is hereby amended by revising the last sentence thereof to read as follows: Any accelerated payment made upon death or Disability (as defined in Section 409A of the Code or rules or regulations thereunder) or as a result of a Change in Control (as defined in Section 409A of the Code or rules or regulations thereunder) will be paid no later than March 15th of the calendar year following the end of the taxable year in which the death or such disability of the Covered Employee occurs or in which such Change in Control occurs.

          7. Section 18(b)(ii) is hereby amended to read as follows: The term “SAR Spread” shall mean with respect to each SAR an amount equal to the product of (1) the excess of (A) the Fair Market Value per Share on the date of exercise, over (B) (y) if the SAR is granted in tandem with an Option, ^^^ the Option Price per Reserved Share of the Related Option, or (z) if the SAR is either granted in tandem with a Performance Award or granted by itself with respect to a designated number of Reserved Shares, the Agreed Price which, without limitation, is the Fair Market Value of the Reserved Shares on the Date of Grant, in each case multiplied by (2) the number of Reserved Shares with respect to which such SAR is being exercised; provided, however, without limitation, that with respect to any SAR granted in tandem with an Incentive Stock Option, in no event shall the SAR Spread exceed the amount permitted to be treated as the SAR Spread under applicable Treasury Regulations or other legal authority without disqualifying the Option as an Incentive Stock Option.
          8. Section 18(d) is hereby amended to read as follows: As soon as practicable, but within 2 1/2 months after the exercise of a SAR, the Company shall transfer to the Holder Reserved Shares having a Fair Market Value on the date the SAR is exercised equal to ^^^ the SAR Spread ^^^; provided, however, without limiting the generality of Section 15, that the Company, in its sole discretion, may withhold from such transferred Reserved Shares any amount necessary to satisfy the Company’s minimum obligation for federal and state withholding taxes with respect to such exercise.
          9. Section 24 is hereby amended to read as follows:
          Section 409A. It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares of Common Stock pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement, deferral election forms and procedures, and rules established by the Committee, and shall comply in all respects with Section 409A of the Code. The following rules will apply to Awards intended to be subject to Section 409A of the Code (“409A Awards”):
     (a) If an Eligible Person is permitted to elect to defer an Award or any payment under an Award, such election will be permitted only at times in compliance with Code Section 409A, including applicable transition rules thereunder.
     (b) The Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A.
     (c) Any distribution of a 409A Award following a Separation that would be subject to Code Section 409A(a)(2)(A)(i) as a distribution following a separation from service of a “specified employee” as defined under Code Section 409A(a)(2)(B)(i), shall occur no earlier than the expiration of the six-month period following such Separation.
     (d) In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.
     (e) In the case of an Award providing for distribution or settlement upon vesting or the lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution or settlement shall be made not later than March 15 of the year following the year in which the Award vested or the risk of forfeiture lapsed.
     (f) Any adjustments made pursuant to Section 11 of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 11 of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that, after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; (iii) the Administrator and the Committee shall not have the authority to make any adjustments pursuant to Section 11 of the Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto; and (iv) if any Award is subject to Section 409A of the Code, Section 10 of the Plan shall be applicable only to the extent specifically provided in the Award agreement and permitted pursuant to this Section 24 of the Plan in order to ensure that such Award complies with Code Section 409A.
          10. All other terms and provisions of the Plan shall remain unchanged.

DENBURY RESOURCES INC.

By:	/s/ Mark C. Allen

Title:	Senior Vice President and Chief Financial Officer

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